XII. CODE OF ETHICS

Vident Investment Advisory, LLC &
 WeatherStorm Capital, LLC

As an investment adviser, VIA and WSC are fiduciaries. The Firms owe its clients the highest duty of loyalty and rely on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that. while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

VIA and WSC serve as investment managers to certain separately managed accounts ("Separate Account Clients") and pooled investment vehicles ("Fund Clients," together with "Separate Account Clients." "Clients"). This Code of Ethics and Conduct (the "Code") sets forth the Firm's policies and procedures regarding its duty of loyalty to clients.

GENERAL CONCEPTS

A. Basic Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all employees, personal as well as professional: (i) the interests of the Firm's clients come before the Firm's interests or any employee's interests; and (ii) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of VIA. WSC. or the employee.

Any questions with respect to the Company's Code of Ethics should be directed to the CCO. As discussed in greater detail below. Access Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions

CCO: Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940. VIA and WSC have designated Anne Czizek as the Chief Compliance Officer.

The CCO will utilize the services of other staff members (designees) of the Firms as needed to assist the CCO in the on-going management of the Firms' compliance program. The designees will report directly to the CCO. Specifically, Nate McCray is designated to assist with the performance of the functions required under the Code of Ethics. Ultimate responsibility for ensuring that VIA, WSC and its Access Persons comply with the provisions of this Manual and federal and state securities laws rests with the Firms' management.

For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by the Chief Executive Officer of Vident Financial, Vince Birlev.

Supervised Person: All directors. officers, and partners of the Company (or other persons occupying a similar status or performing similar functions); employees of the Company; and any other person who provides advice on behalf of the Company and is subject to the Company's supervision and control.

Access Person: All of the Firms' employees are considered access persons due to having access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund. Access persons do not include interns, temporary

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 85

and or contract employees. VIA and WSC will obtain confidentiality agreements in the event these types of workers are employed by VIA and/or WSC. These types of employees will be restricted from access to nonpublic information.

Associated Person: For purposes of the Code of Ethics, all Access Persons and Supervised Persons are referred to as Associated Persons.

B. "Covered Accounts"

Many of the procedures. standards and restrictions in this Code govern activities in "Covered Accounts." These consist of:

•
Securities accounts of which VIA or WSC is a beneficial owner, provided that investment partnerships or other funds of which the Firm or any affiliated company is a general partner or from which the Firms or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Firms or employees may be considered to have an indirect beneficial ownership interest in them; and

•
Each securities account registered in an employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as "Covered Accounts").

C. "Beneficial Ownership"

The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of -beneficial ownership- does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

D. Reportable Securities

Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires. any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

Rule 204A-1 treats all securities as reportable securities, with the following exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover. The exceptions are as follows:

•	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the VIA or WSC employee resides:
•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; and

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 86

•	money market funds and open-end mutual funds. Excepted Securities in regard to registered funds do not include ETFs sub-advised by VIA.

E. Specific Rules are not Exclusive

This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Chief Compliance Officer should be consulted.

F.  Conflicts of Interest Policy

If an Employee/Access Person of VIA and/or WSC, or any member of his/her immediate family'''. currentl\ has, shall have, or has had in the prior two years:

•	a business or financial interest in any matter to be considered by VIA and/or WSC management or
•	a personal or professional interest or engagement that might

(2)	conflict with or impede the business of VIA and/or WSC,
(3)	be impacted by the actions of VIA and/or WSC,
(4)	reflect negatively on VIA and/or WSC, or
(5)	negatively impact the ability of the Employee/Access Person of VIA and/or WSC to perform his/her duties for the Firm(s), or
(6)
could otherwise potentially create a conflict of interest, or the perception of a conflict of interest, in any matter to be considered by the management of VIA and/or WSC, the Employee/Access Person shall, as soon as he or she has knowledge of the matter and his or her related interest, take the following actions.

1.	Disclosure. Disclose fully to the CCO the precise nature of the matter giving rise to the potential conflict; and
2.
Non-Participation. Recuse himself or herself from participating in management's consideration of, and decision on, the matter in question until such time as a majority of the management team who are not conflicted with respect to the matter in question determine that the potential conflict would not negatively impact the ability of the Employee/Access Person to perform his/her duties for the Firm(s).

For the purposes of this policy. a financial interest includes any direct or indirect benefit with monetary value including but not limited to. salary, payments for services, royalties, intellectual property rights or equity interests.

[8]	Members of an immediate family include the parent, spouse of a parent, spouse, child, spouse of a child, brother or sister including step and adoptive relationships.

Vident Investment Advisory, LLC 8 WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 87

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each employee's employment, the following types of activities are strictly prohibited:

•
Using any device. scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon. any client or prospective client or any party to any securities transaction in which the Firms or any of its clients are a participant;

•
Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Firms have made to such person, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act. practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and
•
Causing VIA or WSC. acting as principal for its own account or for any account in which the Firms or any person associated with the Firms, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as "insider trading": (i) trading, in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information: or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each employee, it is not anticipated that employees will routinely receive -inside information." However. to educate employees, more information describing "insider trading" and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

•	the purchase or sale of securities by an insider, on the basis of material nonpublic information;
•
the purchase or sale of securities by a non-insider, on the basis of material nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated: or

•	the communication of material nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firms that does not constitute "inside" information still constitutes confidential information that must be protected by Employees. See below.

B. Definition of Insider

The concept of "insider" is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider- of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

Vident Investment Advisory, LLC & WeatherStorm Capital. LLC
Policies and Procedures Manual - Page 88

C. Material Information

"Material- information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements. major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•
fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any employee receives any information that may constitute material nonpublic information, the employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firms, including family members and friends.

Following a prompt evaluation by the CCO, any security compromised by material non-public information will be added to a restricted list, which will be maintained and disseminated by the CCO and/or designee.

DUTIES OF CONFIDENTIALITY

The Firms and its employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not "material" or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace. such as the name of a client, issuer or third party may,

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 89

either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an employee obtains through the Firms should be considered confidential unless that information is specifically available to the public.

Procedures Regarding Use and Treatment of Confidential Information.

1. No Personal Use. All confidential information, whatever the source. may be used only in the discharge of the employee's duties with the Firms. Confidential information may not be used for any personal purpose. including the purchase or sale of securities.
2. Treatment of Confidential Information. The Firms encourage each employee to be aware of, and sensitive to, the treatment of confidential information. Each employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with VIA or WSC, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person. including any spouse or other family member, who is not an employee.

FRONTRUNNING AND SCALPING

No employee may engage in what is commonly known as "front running" or "scalping": buying or selling securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Firm's recommendations regarding the security. No employee may buy or sell a security when he or she knows the Firms are actively considering the security for purchase or sale (as applicable) in client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client ("inter-market front-running') are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of "front running." otherwise taking personal advantage of the trading activity that is conducted for the Firms, or in any way seeking personal profits at the expense of the trading conducted for the Firms. A trader's first priority in all trading decisions must be to benefit the Firms' clients.

A. Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all VIA and WSC employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading. All trading requests are to be submitted through the Star Compliance module. If such trade requests cannot be processed by Star Compliance then a paper request must be submitted to the CCO using the forms provided herein. Employee trade requests are subjected to a I 5-day query of Fund Client purchases and sales. Employee trading requests are then evaluated and subsequently approved, denied, or flagged as case-sensitive. The CCO will be notified of all trade request evaluation outcomes. Unless otherwise specified, approvals will be effective for 24 hours from the time that the approval was received.

Private Placements
As with all other transactions. purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance. In determining whether to approve any such transaction for a VIA or WSC employee. the Chief Compliance Officer or the Chief Executive Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the VIA or WSC employee by virtue of his or her position with VIA or WSC.

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 90

Private Investment Funds and Distributions
Pre-approval of an investment in a private investment fund is required. Moreover, when an employee is notified by the fund of a distribution of securities, the employee must notify the Chief Compliance Officer in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

B. Trading Restrictions

Except for accounts over which the Firms' employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, the Firms are aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the Firms. In such circumstances, the individual should contact the Chief Compliance Officer.

Initial Public Offerings
The Firms' employees must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of a security in an initial public offering. This restriction ensures that the Firms' employee does not cause a violation of applicable broker-dealer rules relating to new issues.

Significant Holdings
The Firms' employee may not purchase more than 1.0% of the outstanding shares of any publicly traded company.

VIA and WSC Strategies
This Section applies to only those Firms' employees who are also Investment Professionals, defined as an employee in the day-to-day management of the Firms' portfolios, in any way and has knowledge of, or access to, trade information. This Section also applies to any person residing in the same household as the Investment Professional.

An Investment Professional may not engage in personal trading that is similar to the Fund Client trading strategies of VIA or WSC.

Blackout Period
No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

i)	is being anticipated or planned for purchase or sale by a Fund within the next 15 days;
ii)
is in the process of being purchased or sold by a Fund (except that an Access Person may participate in a blocked transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or

iii)	is or has been purchased or sold by a Fund within the most recent 15 day period.

Any profits realized by a Covered Person in contravention of this subsection must be disgorged.

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual — Page 91

Other Trading Restrictions
It is prohibited to engage in any trading (in a personal account or for VIA or WSC) that violates the law9. In addition, an employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with the Firms’ Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits. Employees are restricted as to the purchase and sale of their personal security holdings to the extent that a Fund advised by the Firms holds or is expected to trade the same security. The Code also contains restrictions on and procedures designed to help prevent inappropriate trading while either VIA or WSC is in possession of material nonpublic information.

C. Reporting Accounts, Holdings and Transactions"'

All VIA and WSC employees are required to disclose to the Chief Compliance Officer all personal securities, futures and commodities accounts. All employees of VIA and WSC are considered Access Persons. In addition, except for the excepted securities set out in the "Excepted Securities" section above, each employee must disclose all other investment positions that are not held in such accounts (e.g., private placements).

Initial and Annual Reports
Every Employee/Access Person shall, no later than ten (10) days after the person becomes an Employee/Access Person and annually thereafter, file an initial and annual holdings report containing the following information:

•
The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

By March 31 of each year. each Access Person must file an Annual Holdings Report.

In addition, within ten (10) days of opening a new account, the new account must be disclosed to the Chief Compliance Officer, together with the name of the financial institution, the account title, the account number, whether the account is restricted by the terms of the account relationship to holding only cash and excepted securities set out in below and the investment power, influence or control status of the account.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

[9]	For example, an employee may not trade on the basis of material non-public information.

[10]	The Firms consent to employees having existing accounts, and opening new accounts, provided that they comply with the disclosure and reporting requirements of this Code.

Vident investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual — Page 92

Thereafter, all employees are required to onboard all covered personal accounts onto the Star Compliance system for trade pre-clearance and collection of brokerage statements. Direct feeds will be set up from the personal securities account custodian to retrieve confirms and statements.

Quarterly Reports
Every Access Person shall. no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

•
For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number. type of security. the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

•	The nature of the transaction (e.g. purchase, sale)
•	The price of the security at which the transaction was effected
•	The name of any broker, dealer or bank with or through the transaction was effected; and
•	The date that the report is submitted by the Access Person.

Access Persons will be required to onboard their personal securities account(s) onto the Star Compliance system for pre-clearance. trading and statement generation. If the system is not available for a specific custodian, the Access Person will be required to submit duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements. Requests to have a custodian send duplicate account statements and trade confirmations may be made by completing the form letter attached as Exhibit F (Sample Duplicate Account Statement and Trade Confirmation Request Letter) and sending it to the firm where the account is maintained.

D. Certification of Compliance

Initial Certification
VIA and WSC are required to provide all employees with a copy of the Code. All employees are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms. The initial certification must be completed by all employees when hired.

Acknowledgement of Amendments
VIA and WSC must provide all employees with any amendments to the Code and Access Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification
By January 30 of each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. [Attestations may be delivered directly to the Chief Compliance Officer or the Compliance Designee using the forms herein. See Appendices to this Code of Ethics.

Exceptions
Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients' interests or the limitations on an employee's legitimate interests that would result would not be justified by resulting protection of Clients' interests. he may approve

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 93

particular transactions or types of transactions that do not comply with all particulars of such rules. He will specify the limits and basis for each such exception.

E. Retention or Reports and Other Records.

The Chief Compliance Officer will maintain at VIA's or WSC's respective principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

F. Reports of Violations.

Any employee who learns of any violation, apparent violation. or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

G. Sanctions.

Upon discovering that any employee has failed to comply with the requirements of this Code, the Firms may impose on that employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension. limitations on permitted activities, or termination of employment.

OUTSIDE BUSINESS ACTIVITIES

All outside business activity. both securities and non-securities related must be pre-approved in writing prior to the engagement in such activity/employment. All outside business activities must be reported through the Star Compliance system for approval. The CCO will determine if the outside business activity presents a potential conflict of interest and will decide whether additional disclosure should be made to clients via an amendment to the Company's Form ADV and/or the individual representative's Form ADV Part 2B Brochure Supplement.

SERVICE AS A DIRECTOR

No employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

Executive officers who are investment professionals within VIA and/or WSC to a Trust Series Fund Client shall not serve as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no investment professional within VIA and/or WSC shall invest the assets of any Trust Series Fund Client in a company where an executive officer of VIA or WSC is also an investment professional currently serving as a director or member of an advisory board of any such company.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when VIA. WSC, or an employee of VIA or WSC accepts or gives a gift. entertainment, or other items of value, the Firms place certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firms. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision,

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 94

transaction or service. Employees may not make referrals to service providers if the employee expects to personally benefit in any way from the referral.

A. Gifts to the Firms' Employees

No employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The Firms' employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by entering all required information into Star Compliance for pre-approval. The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $100 per recipient annually are generally not suitable.

All Employees/Access Persons must report the receipt of any gifts in excess of the de minimis amount indicated above and must have the pre-approval of the Compliance Department before accepting any such gifts.

Employees/Access Persons must report to (and get pre-approval from) the Chief Compliance Officer through the Star Compliance portal before accepting any gift over the $100 de minimis amount.

Employees/Access Persons are not required to report or obtain pre-approval for personal gifts provided that these gifts are not related to the business of the Firm, based on the nature of any preexisting personal relationship between the person giving the gift and the recipient, and whether the giver paid for the gift personally.

B. Entertainment

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to employees of the Firms. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on the Firms.

All Employees/Access Persons must report any entertainment given or received through the Star Compliance portal and must have the pre-approval of the Compliance Department before accepting any such entertainment.

•
Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate. Entertainment (meaning generally that the person paying for the expense is present) may be accepted on an occasional basis if it would not appear lavish or extravagant or reasonably be regarded by others as improper.

•
Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception. Gifts such as holiday baskets or lunches delivered to the Firms' offices, which are received on behalf of the Firm, do not require reporting nor do they count towards the annual limit from that giver.

If you are unsure whether a gift or entertainment is permitted by this Policy, please contact the CCO, who shall make the required determination.

C. Gifts Sent by VIA or WSC

VIA or WSC may send gifts to its Investors of a nominal value to commemorate a special event. Gifts may not be made by an employee to any of the Firms' Clients, Investors, or vendors without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual — Page 95

The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, giving gifts of more than $100 per recipient annually are generally not suitable.

Employees/Access Persons must report to (and get pre-approval from) the Chief Compliance Officer through the Star Compliance portal before giving any gift over the $100 de minimis amount.

D. Cash Gifts

No employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the Firms.

E. Political Contributions Made by VIA or WSC Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled "Pay to Play". Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

WHISTLEBLOWER POLICY

1.
Purpose. This policy establishes procedures for the receipt. review, and retention of complaints relating to the Firms' violations of federal securities laws. The Firms are committed to complying with all applicable federal securities laws, accounting standards, accounting controls, and audit practices. While the Firms do not encourage frivolous complaints, the Firms do expect its officers, employees, and agents to report any violations of the federal securities laws. irregularities and other suspected wrongdoing. It is the Firms' policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies to reports concerning Accounting Violations or Securities Fraud (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy. This policy was adopted in order to:

a.	Cause violations to be disclosed before they can disrupt the business or operations of the Firms, or lead to serious loss:
b.	Promote a climate of accountability and full disclosure with respect to the Firms' accounting, internal controls, compliance matters, and Code of Ethics; and
c.	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics. or law.

2.
Reporting Persons Protected. This policy and the related procedures offer protection from retaliation against officers, employees, and agents who make any complaint with respect to perceived violations (referred to herein as a "Reporting Person"), provided the complaint is made in good faith. "Good faith" means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Firms will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his or her employment with the Firms based upon such Reporting Person's submitting in good faith any complaint regarding an

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 96

Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Firms as a serious violation of the Firms' policy and could result in dismissal.

3.
Scope of Complaints. The Firms encourage employees and officers ("Inside Reporting Persons") as well as non-employees such as agents. consultants and investors ("Outside Reporting Persons") to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.	Fraud or deliberate error in the preparation. evaluation, review or audit of any financial statement of the Firms:
b.	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public:
c.	Deficiencies in or noncompliance with the Firms' internal controls and procedures:
d.	Misrepresentation or false statement to or by a senior officer of the Firms regarding any matters in violation of state and/or federal securities laws; or
e.	Deviation from full and fair reporting of the Firms' financial condition.

4.
Confidentiality of Complaint. The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Firms to disclose his or her identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person. or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.	Submitting Complaints

a. Inside Reporting Persons should submit complaints in accordance with the following procedures:
(1)
Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer. Confidential — To be opened only by the Chief Compliance Officer. The Chief Compliance Officer recommends that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting violations. For complaints regarding the Chief Compliance Officer, all such complaints must be submitted in writing and addressed to the Chief Executive Officer of Vident Financial and follow the same procedure.

(2)
If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(3)
Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition. employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Firms encourage employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(i) The fairness to any individual named in the anonymous complaint:
(ii) The seriousness of the issue raised;

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 97

(iii)The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

(iv) The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

b. Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(1)
Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential — To be opened only by the Chief Compliance Officer. The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(2)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

6.	Investigation of Complaints

a.
Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person. unless the Reporting Person's identity is unknown.

b.	The Chief Compliance Officer may enlist employees of the Firms and outside legal. accounting and other advisors, as appropriate. to conduct an investigation of a complaint.
c.
The results of each investigation will be reported timely to the Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

d.
An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto. if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

e.
The Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist employees of the Firms and outside legal. accounting and other advisors, as appropriate. to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.
Retention of Complaints. The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firms' confidentiality and document retention policies.

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 98

8.
Unsubstantiated Allegations. If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints. Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation. it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint: and (ii) the allegations will be dismissed.

9.
Reporting and Annual Review. The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Firms, but with a view to minimizing improper complaint submissions and investigations.

Vident Investment Advisory, LLC & WeatherStorm Capital, LLC
Policies and Procedures Manual - Page 99